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                                                          EXHIBIT 10.24

This agreement ("Agreement") is made by and between Phoenix Technologies Ltd., a Delaware corporation with a principal place of business at 2770 De La Cruz Boulevard, Santa Clara, CA 95050 at ("Phoenix"), and Intel Corporation, a Delaware corporation with a principal place of business at 2200 Mission College Blvd., Santa Clara, California, 95052 ("Intel"). Phoenix and Intel may be referred to herein as a Party or the Parties.

                              RECITALS

WHEREAS, the parties desire to establish a strategic relationship whereby Phoenix will become a principal supplier of certain system-level software for certain Intel products.

                              AGREEMENT

NOW, THEREFORE, in consideration of the premises and the promises, the parties hereto agree as follows:

1.0. DEFINITIONS

For purposes of this Agreement, each of the following terms will have the definition set forth below when capitalized in this Agreement:

1.1 "Beta Release" means a Software release in which all key features are working, is reproducible via an archival system, has undergone engineering test beyond that which the developer does himself, and is nearly ready for Production Release.

1.2 "Coordinators" will be that person or persons assigned from time to time by each Party to represent their respective employer with respect to the financial, customer, administrative and marketing aspects of the relationship created by this Agreement (the "Business Coordinator") and with respect to the engineering, development and support aspects of the relationship created by this Agreement, respectively (the "Technical Coordinator").


1.3 "Dedicated Developments" means Software developed by the Dedicated Engineering Team and released for shipment (including alpha and beta test versions) during the Term. Dedicated Developments may, at Phoenix's option, become part of Phoenix Products and its other standard product offerings, subject to the provisions of Section 2.10 hereof.

1.4 "Dedicated Engineering Team" means the Phoenix engineers assigned from time to time by Phoenix on a full time basis to provide development and deployment engineering services in connection with Phoenix Products and Dedicated Developments for incorporation into Intel Products.

1.5    "Effective Date" means the 18th day of December, 1995.

1.6 "Intel Architecture" means a [*] microprocessor architecture designed to [*] microprocessor made or developed by Intel.

1.7 "Intel Developments" means Source and Object Code developed by or for Intel other than by Phoenix, including modifications made to, or derivatives of,Phoenix Products and/or Dedicated Developments to the extent such modifications or derivatives do not contain any Software supplied by Phoenix.

1.8 "Intel Products" means Intel's printed circuit board, system and multi-chip module level products designed for use in desktop computer, server computer, or Multibus and similar industrial

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

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       computer products manufactured and marketed by Intel or Intel's contractors or customers. An Intel Product which is otherwise within the definition of the preceding sentence will not cease to be an Intel Product, merely because it is used or marketed for use by Intel, Intel's contractors, or Intel's customers in a product other than a desktop computer, server computer, Multibus or similar industrial computer product.

1.9 "Minimum License Terms" means the provisions set out in Exhibit C hereto which shall be applicable to the sublicense or license of Phoenix Products, and/or Dedicated Developments by Intel.

1.10 "Object Code" means Software in machine-readable and executable form.

1.11 "On-Site Engineering Team" means those members of the Dedicated Engineering Team who will initially be located at or near Intel's Hillsboro, Oregon site, or such other site(s) as Intel may choose to designate from time to time.

1.12 "Phoenix Products" means Phoenix BIOS-related system software products, including but not limited to the products listed in Exhibit A, and all system software products Phoenix subsequently develops to evolve such products for use with desktop computer and server computer products, including, but not limited to, all Updates and Enhancements, substitutes, successors, replacements, and/or supplements thereto designed for use on desktop computer and server computer products, as the same may exist from time to time and which Phoenix is obligated to deliver to Intel hereunder. "Phoenix Products" does not include (a) any system software products intended by Phoenix for use in products other than desktop computer or server computer products, including but not limited to embedded or special purpose computers or portable computers, or (b) application software products even though intended for the desktop computer or server computer market segments whose primary purpose is something other than to replace or enhance functions performed by the products described in the first sentence above.
       "Phoenix Products" includes any Tools related to the development and support of Phoenix Products. However, if such Tools have been developed by third parties, and (a) if Phoenix does not have the full license rights to provide those Tools to Intel under the licenses herein, then Phoenix will provide the Tools subject to third party license restrictions or (b) if Phoenix has no right to provide those Tools to Intel under the licenses herein, then Phoenix has no obligation to provide Intel such third party Tools, but will not take any actions to prevent Intel from directly licensing such Tools from a third party.

1.13 "Production Release" means a product release that has been officially released for general commercial availability by Phoenix to more than one customer, and does not include any product released as an alpha, beta, or similar version to a limited number of recipients for testing, evaluation, or any other pre-release use.

1.14 "QuietBoot Feature" means a portion of the Phoenix Software licensed to Intel designed to customize system initialization as seen by the end user, and which also includes, among other functions, the ability to suppress, alter, and personalize the display of any copyright or other messages.

1.15 "Shipment and Royalty Reports" are the reports setting forth the shipment of Intel Products by Intel and its customers and sublicensees for each calendar quarter during the Term hereof.

1.16 "Software" means computer programming code in Object Code and Source Code formats.

1.17 "Source Code" means Software in human-readable form and related design documentation, including all comments and any procedural code.


                                     -2-

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1.18   "Specifications" means the specifications for the Phoenix Products included as part of Exhibit A attached hereto, any mutually agreed to specifications, and specifications published by Phoenix, for any Phoenix Products and/or Dedicated Developments.

1.19 "Tools" means any diagnostic programs and development tools developed by Phoenix or third parties that are used by Phoenix, specifically to assist it in the development and support of Phoenix Products, and which are made commercially available from time to time by Phoenix to more than one of its customers.

1.20 "Updates and Enhancements" means all modifications or additions to a Phoenix Product or Dedicated Development that correct such product or enhance such product's functionality and new releases of such product made generally available by Phoenix.

1.21 "Year" means each calendar year during the Term; provided, that the first Year shall end on December 31, 1996.

2.     GRANT OF RIGHTS

2.1 Subject to the terms, conditions and limitations set forth in this Agreement, Phoenix hereby grants to Intel the following licenses under any and all intellectual property which Phoenix, now or in the future, owns or has authority to grant licenses of the scope set forth herein that are applicable to or reading upon the Phoenix Products and Dedicated Developments:

       (a)  A worldwide, non-transferable, perpetual, royalty-free
       (except as set forth in Section 4.1(c)) license, with right to sublicense in accordance with this Agreement, to use, copy, have copied, make, have made, create derivatives of, perform, distribute, sell, offer to sell, and import, the Phoenix Products and Dedicated Developments, in Source Code format, for any reason;

       (b) A worldwide, non-transferable, perpetual, royalty-bearing license, with the right to sublicense in accordance with this Agreement, to use, copy, have copied, make, have made, perform, distribute, sell, offer to sell, import, and publicly display the Phoenix Products and Dedicated Developments and derivatives thereof created by Intel and its sublicensees pursuant to this Agreement, in Object Code format, directly or indirectly to end users;

2.2 Subject to Phoenix's compliance with existing agreements as set forth in Section 2.5 below, Phoenix agrees that it will not during the Term [*].

2.3 Intel may sublicense to customers and contractors its license rights with respect to Phoenix Products and Dedicated Developments, and derivatives thereof, in Object Code format, provided each such Customer, other than end users, shall have executed with Intel an Object Code license containing terms no less restrictive than the Minimum License Terms applicable to Object Code set forth in Exhibit C.

2.4 Intel may sublicense to customers and contractors its license rights with respect to Phoenix Products and Dedicated Developments, and derivatives thereof, in Source Code format, provided (i) each such Customer shall have executed with Intel a Source Code license containing terms no less restrictive than the Minimum License Terms for Source Code set forth in Exhibit C.

2.5 Intel acknowledges that Phoenix has numerous contractual commitments granting persons who may be customers of Intel licenses to use Phoenix Products on Intel Products as the same may have existed prior to the execution of this Agreement and that nothing herein shall prohibit or limit Phoenix's right and obligation to perform those contractual commitments. Notwithstanding the foregoing, Phoenix will not undertake any action with respect to such contractual

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

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       commitments which are intended to circumvent or have the effect of circumventing Intel's licenses set forth in this Section 2, provided that the preceding clause shall not prohibit Phoenix from:

            (a) renewing or allowing to renew any such contractual commitments in accordance with any automatic renewal provisions thereof;

            (b) adding any provisions to such contractual commitments to grant licenses with respect to end-user only BIOS and related system software upgrades for previously sold systems, provided that such upgrades are not offered integrated with or bundled with any hardware products equivalent to an Intel Product, except small printed circuit board modules, which only include memory circuitry designed for such BIOS upgrades; or

            (c) modifying or renegotiating the [*] provisions of such contractual commitments; provided, however, that no such modification or renegotiation will [*]. If Phoenix modifies or negotiates terms of the contract other than those itemized in the preceding sentence, then if the scope of the license granted to the licensee in the existing contract includes license rights with respect to any Phoenix Products or Dedicated Developments for use with and/or incorporation into Intel Products, then Phoenix will narrow the scope of the license grant in the modified or renegotiated contract such that the narrowed license grant does not include license rights with respect to any Phoenix Products or Dedicated Developments for use with and/or incorporation into Intel Products for so long as this Agreement is in effect.

2.6 Phoenix may place legitimate copyright notices in and on the Phoenix Products and Dedicated Developments and on any documentation (or such other place as Intel and Phoenix may agree in writing) delivered to Intel pursuant to this Agreement. [*].

2.7 Intel agrees that Phoenix may independently develop products which have features and functionality similar to or identical with those described in specifications for Dedicated Developments concurrently with the development of Dedicated Developments by the Dedicated Engineering Team and that Phoenix may provide its customers with such products at any time; provided, that any such products are developed without direct reference to Software, Specifications or other documentation in or related to the Dedicated Developments and may only be developed by Phoenix personnel who are not members of the then current Dedicated Engineering Team, or who have not been members of the Dedicated Engineering Team within the last [*], and without use of any Source or Object Code being developed by the Dedicated Engineering Team.

2.8    Notwithstanding anything to the contrary contained in this Agreement:

       (a) Phoenix will not be required to deliver to the other any Software relating to unique features developed solely for a single customer, except for Software tailored for Intel Products.


       (b)   Intel shall not have the right to grant any right
       whatsoever (including without limitation, any license, sublicense, right to use, make, copy, have made, have copied, market, distribute or sell) with respect to any Phoenix Product, any Dedicated Development, or any Phoenix intellectual property, to American Megatrends, Inc., Award Software, SystemSoft Corporation, or, except as set forth in the next sentence, to any other legal entity engaged primarily in the development, marketing or distribution of one or more BIOS related system software products as stand alone products which are competitive to the Phoenix Product(s), other than end use rights with respect to copies of Intel Products that may be acquired in the ordinary course of trade from Intel or its customers or
       permitted sublicensees.   Intel, may, however, grant such rights to
       an entity having a subsidiary, group or division thereof which is engaged in the development, marketing or distribution of BIOS related system software products as stand alone products which are competitive to the Phoenix Product(s), and which entity also substantially engaged in the development, marketing or distribution of other products as well, provided that Intel shall execute an agreement with such entity which provides that such subsidiary, group or division of such entity shall have no access to, and no rights of any kind with respect to, the Source Code of any Phoenix Product, Dedicated Development, or any Phoenix intellectual property in accordance with Sections 2.3 and 2.4.

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

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2.9    Intel will for a period of [*] after receipt by Intel of each version of a Phoenix Product or Dedicated Development, limit its exercise of the license rights set forth in Section 2.1 above with respect to each such version only for use with and/or incorporation into Intel Products. After the expiration of such [*] period with respect to a particular version of a Phoenix Product or Dedicated Development, [*].

2.10 Phoenix will not deliver any particular Beta Release or higher version (i.e. Beta Release 1, Beta Release 2, Beta Release X, or Production Release) of any Dedicated Development to any customer until 90 days after the date on which Intel first delivers the same particular version of such Dedicated Development to any customer. Furthermore, Phoenix will not deliver any version of any particular Dedicated Development to any third party before Phoenix is entitled to deliver a Beta Release version of such Dedicated Development to a third party. Those portions of Dedicated Developments which solely support commercially available Intel chips are exempt from this provision. Those portions of Dedicated Developments which solely support standard chips from third parties may be exempt from this provision at Intel's option, and upon written notice to Phoenix by Intel.

2.11 No rights or licenses are granted, whether expressly, by implication, or by estoppel, under or with respect to any Confidential Information or patent, copyright, trade secret, trademark, maskwork, or other intellectual property right owned or controlled by either Party, except as expressly set forth in this
       Section 2. Furthermore, without limiting the foregoing, Phoenix acknowledges that it receives no right, license, release or immunity, directly or indirectly, express, implied or by estoppel in or to Intel component level or microprocessor technology under any Intel patent, copyright, trade secret, mask work or other intellectual property right, including but not limited to Intel X86 microprocessor chip series including the 80386, 80486 and Pentium-R- or Pentium Pro microcprocessor chips and related chip sets, or any successor, future or similar software compatible Intel microprocessor chips and related chip sets, Flash memory chips or video chips, or ASIC developed specifically for Intel products.

3.     MATTERS RELATING TO DEVELOPMENT OF SOFTWARE BY PHOENIX UNDER
       THIS AGREEMENT

3.1 (a) Intel and Phoenix will meet periodically, at Intel's reasonable request, to discuss Intel's plans [*] and technology (other than Intel Products). Intel will at its sole discretion determine the information it will disclose to Phoenix, and Intel may, as a condition of disclosing information, request that Phoenix sign other documents or non-disclosure agreements covering protection of Intel's intellectual property. Intel and Phoenix will agree in writing on the features and/or functionality for Phoenix Products that Phoenix will deliver to support such plans and the schedule therefore. Phoenix will use commercially reasonable efforts to develop such features and/or functionality in accordance with such agreement. Failure of Intel and Phoenix to agree upon the applicable features, functionality, and/or schedule for Phoenix Products, or failure of Phoenix to use commercially reasonable efforts to implement such agreement, will, in Intel's sole discretion, be grounds for termination of this Agreement pursuant to
       Section 10.2(b)  below and applicable sections of Exhibit B.

       (b) In consideration of the provision by Intel of significant Intel Confidential Information to Phoenix, Phoenix agrees that, during the term of this Agreement, it will first develop new features for Phoenix Products for microprocessors implementing the Intel Architecture (provided such new features are capable of being used on the Intel Architecture) and only to the extent such microprocessors implement the Intel Architecture, and [*].

3.2 Phoenix will deliver to Intel one copy of the Source and Object Code for the Phoenix Products and Updates and Enhancements within three (3) working days of the earlier of (i) the date when shipped as a Production Release to more than one Phoenix customer and (ii) the date when released internally for pre-release use within Phoenix in alpha or beta release form if (a) it becomes part of Phoenix's written corporate plan for new standard product features which has been approved by Phoenix's chief executive officer or chief technology officer, or (b) it has been presented to more than one Phoenix customer as a new product which will be available to more than one Phoenix customer. In addition, Phoenix will deliver to Intel Dedicated Developments

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

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       in accordance with milestones in the agreed  upon schedule.  Furthermore, no later than June 30, 1996, Phoenix will provide access via electronic data link to Phoenix's source code database, including any Software due to Intel under this  Agreement, no less frequently than Phoenix updates
       its own remote source code databases.    Phoenix  will deliver to
       Intel one copy of the Source and Object Code for any Phoenix Product or Dedicated Development tailored to or optimized for Intel Products no later than ten (10) calendar days before delivery to any third party.

3.3 Phoenix will assign a number of engineers who will comprise the Dedicated Engineering Team and will render services solely in connection with development and deployment of Phoenix Products and Dedicated Developments in or on Intel Products. The timetable for establishing the Dedicated Engineering Team, which will initially be comprised of twenty (20) persons, is set forth in Exhibit D hereto. The number of engineers assigned on an on-going basis to the Dedicated Engineering Team will be determined in accordance with a schedule from time to time agreed to by Intel and Phoenix, but at no time will the number be less than twenty (20); provided, however, that Intel shall have the right to reduce the number of engineers on the Dedicated Engineering Team below twenty (20) if in Intel's reasonable judgment the performance of the Dedicated Engineering Team has not been satisfactory, and if Intel has notified Phoenix in writing of such unsatisfactory performance and specified to Phoenix in writing what Phoenix must do to render such performance satisfactory to Intel, and then attempted to work with Phoenix to resolve the unsatisfactory performance for at least ninety (90) days. If Intel does reduce the number of engineers on the Dedicated Engineering Team below twenty
       (20), then Intel shall be entitled to reduce the Annual Fee by [*] for each engineer removed, pro-rated for that portion of the Year during which such engineer is removed; provided, however, that if Phoenix can document to Intel in writing that the [*] cost [*] to Phoenix (as calculated in accordance with Phoenix's usual accounting procedures) of the remaining members of the Dedicated Engineering Team is greater than [*] per year, then the amount that Intel shall be entitled to reduce the Annual Fee with respect to each such engineer shall be diminished by an amount equal to the difference between such [*]cost to Phoenix per engineer and [*].

       Without limiting any other provision of this Agreement, the Parties agree that, with respect to any notification by Intel of unsatisfactory performance, (i) if Phoenix has previously been given a notice of unsatisfactory performance within the preceding twenty-four (24) month period, then the period during which Intel will be required to work with Phoenix to resolve the unsatisfactory performance will be reduced to thirty (30) days, and (ii) if Phoenix has previously been given at least two (2) notices of unsatisfactory performance within the preceding twenty-four (24) month period, then Intel may reduce the Dedicated Engineering Team without any obligation on Intel to first work with Phoenix to resolve the unsatisfactory performance.

3.4 (a) Intel may request that Phoenix increase the number of engineers comprising the Dedicated Engineering Team to more than twenty (20) by giving Phoenix written notice of such request at least [*] days prior to the date on which Intel is requesting that such additional engineers become part of the Dedicated Engineering Team. Phoenix agrees to comply with any request which would not cause a cumulative increase in the number of members of the Dedicated Engineering Team by more than [*] of the number of members in a given Year. In the event the number of engineers is increased beyond twenty (20), then Phoenix shall invoice Intel for such additional engineers in accordance with the rates set forth in
       Section 4.1 (d).

       (b) Intel, in its sole discretion, may reduce the Dedicated Engineering Team to any number equal or greater to twenty (20) by giving Phoenix at least [*] days notice prior to the date on which Intel is requesting that such reduction occur; provided, however, that the charges invoiced by Phoenix hereunder for such engineers will be reduced by the then-current

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

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       charge for the particular engineers removed, pro-rated for that portion of the Year during which such engineers are removed.

3.5    Intel will have the right to require up to twenty (20) members of the Dedicated Engineering Team to be located at a site or sites, selected by Phoenix, near facilities where Intel's organization supporting system-level software on Intel Products are located, such
       location presently being Hillsboro, Oregon.   Phoenix will have the
       right to determine where any members of the Dedicated Engineering Team beyond such members near Intel's facility will be located. If Intel moves such Intel facilities or parts thereof to a place which is more than twenty-five (25) miles from the present site and requests that Phoenix move all or a portion of the On-Site Engineering Team to or near the new site, Intel will be responsible for reimbursing Phoenix for the following actual and reasonable costs associated with relocating its employees to a new site, to the extent consistent with Intel's employee relocation reimbursement policies:

             (a) the out of pocket costs for transportation, lodging, meals, and shipping required to move the members of the On-Site Engineering Team and the members of their household, equipment, furniture and fixtures,

             (b) the out of pocket transportation, lodging and meals costs for up to [*] trips for no more than [*] per trip by no more than [*] Phoenix personnel charged with locating and establishing a new work site for the On-Site Engineering Team, and

             (c) reimbursement of up to [*] months worth of rent incurred to terminate any lease relating to the previous site for the On-Site Engineering Team, provided that such [*] month maximum reimbursement amount shall be reduced by [*] rent for each month of advance notice beyond [*] months' advance notice that Intel gives Phoenix prior to moving the On-Site Engineering Team.

       If Intel requests that the On-site Engineering Team be split among multiple sites and Phoenix documents in advance in writing to Intel's Business Coordinator that Phoenix's reasonable costs are increased by such multiple sites, and if Intel elects to split the On-site Engineering Team among multiple sites after receiving such information, then Intel shall reimburse Phoenix for the difference in costs to Phoenix between having such multiple sites and having a single site for the first year of startup and maintaining each such new site.

3.6 Phoenix will perform the work outlined in Exhibit D, and Intel and Phoenix representatives comprised of the Coordinators and, if appropriate, members of the Dedicated Engineering Team and of the Intel engineers, will meet from time to time (but no less often than quarterly) to establish by mutual agreement a list of future deliverables in addition to the work in Exhibit D, including specifications, milestones, and schedules, for the Dedicated Engineering Team. Failure to agree on such a list of deliverables or failure to agree on a license requested by Phoenix pursuant to
       Section 3.9 may, in Intel's sole discretion, be treated the same as failure to provide satisfactory performance as provided in Section 3.3, entitling Intel to reduce the number of members of the Dedicated Engineering Team.

3.7 Phoenix will have the right to reassign any member of the Dedicated Engineering Team, provided that it replaces that member with another person with equivalent skills. Intel will have the right to request the immediate removal of any member of the Dedicated Engineering Team for security or safety reasons or any other reason under Intel's personnel policies for which employees can be dismissed, upon written notice to Phoenix. Phoenix will have a reasonable period of time, but not more than [*] days, to replace such member.

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

                                     -7-

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3.8    In addition, Intel and Phoenix will discuss and attempt to resolve any assertion by Intel that a member of the Dedicated Engineering Team fails to meet reasonable performance standards. If Intel and Phoenix agree that such member should be removed from the team, Phoenix will have a reasonable period of time, but not more than [*] days, to replace such member.

3.9 In the event that Intel and Phoenix agree that any features and/or functionality for Phoenix Products developed or to be developed by Phoenix pursuant to Section 3.1(a) requires a license under one or more patent claims and/or copyrights of Intel specifically identified by Phoenix in writing that cover such features and/or functionality and are necessary for Phoenix to make, have made, use, sell, lease, copy, modify, or distribute such features and/or functionality embodied in software provided such software is incorporated only in Phoenix Products, and Phoenix and Intel are unable to agree to reasonable terms for such license, then Phoenix shall be relieved of its obligations under Section 3.1(a) to develop and support such features and/or functionality for Intel. Intel may elect to grant or not grant any such license in its sole discretion. If Intel does agree to grant such a license, such grant shall be pursuant to a separate written agreement between the parties. In the event that Intel does not agree with Phoenix that a license from Intel under one or more patent claims or copyrights specifically identified in writing by Phoenix is required in order for Phoenix to make, have made, use, sell, lease, copy, modify or distribute products incorporating such features and/or functionality embodied in software, then Intel will either promptly so state to Phoenix in writing or else Phoenix shall be relieved of its obligations under Section 3.1(a) to develop and support such a feature for Intel.

       In the event that Intel and Phoenix agree that any Dedicated Development developed or to be developed by Phoenix under Section 3.6 requires a license under one or more patent claims and/or copyrights of Intel specifically identified by Phoenix in writing that cover such Dedicated Development and are necessary for Phoenix to make, have made, use, sell, lease, copy, modify, or distribute such Dedicated Development embodied in software provided such software is incorporated only in Phoenix Products, and Phoenix and Intel are unable to agree to reasonable terms for such license, then Phoenix shall not be required hereunder to devote more than [*] of the Dedicated Engineering Team to the development and support of such Dedicated Development for Intel. Intel may elect to grant or not grant any such license in its sole discretion. If Intel does agree to grant such a license, such grant shall be pursuant to a separate written agreement between the parties. In the event that Intel does not agree with Phoenix that a license from Intel under one or more patent claims or copyrights specifically identified in writing by Phoenix is required in order for Phoenix to make, have made, use, sell, lease, copy, modify or distribute products incorporating such Dedicated Development embodied in software, then Intel will either promptly so state to Phoenix in writing or else Phoenix shall not be required hereunder to devote more than [*] of the Dedicated Development Team to the development and support of such Dedicated Development for Intel.

3.10 Phoenix will submit a monthly report in a format acceptable to both Parties which includes as a minimum a summary of status of all Phoenix activities then underway under this Agreement, a description of the technical design concepts or approach for each activity, progress against schedule, and significant developments and problems during the reporting period. Intel's receipt of this report shall in no way be deemed to constitute input from Intel with respect designs, specifications, and instructions for Phoenix Products and Dedicated Developments.

3.11   Phoenix will submit to Intel a resume (but without the name of the individual on such resume) for every engineer which Phoenix intends to assign to the Dedicated Engineering Team not less than two
       weeks before such assignment.   Intel may review and comment on such
       resumes, but selection of qualified personnel is at Phoenix's sole discretion.

4.     INTEL OBLIGATIONS

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4.1    COMPENSATION:  In consideration of the grant of the licenses and the other rights given to Intel and work performed by Phoenix hereunder, Intel agrees to pay Phoenix the amounts set forth in this
       Section 4 and Exhibit B, which shall be the only payments due Phoenix for such licenses, rights and work.



       (a) ANNUAL FEE: Intel will pay Phoenix a non-refundable Minimum Annual Fee that shall accrue and be earned quarterly, with the first quarter of the Minimum Annual Fee accruing on the date of this Agreement. The amount of each Minimum Annual Fee during the Term is set forth in Exhibit B. Each Minimum Annual Fee will be payable in four equal quarterly installments on or before the first business day of each calendar quarter; provided, however, that the first quarterly installment of [*] shall be due concurrently with the execution of this Agreement and shall represent the portion of the Annual Fee through the quarter ending March 31, 1996.

       (b) PER COPY ROYALTIES: In addition to the Minimum Annual Fee amount, for each Year, Intel will pay Phoenix a per copy royalty for each copy of an Intel Product which contains a Phoenix Product and/or a Dedicated Development (but not for copies of Tools other than as set forth in Section 4.1(e) below) which Intel and its sublicensees distribute to customers in any Year in excess of the amount referred to in Exhibit B as "Schedule Units (M)".

       (c) SOURCE CODE FEES: If Intel sublicenses any Source Code version of Phoenix Products or Dedicated Developments to any customer, Intel will pay Phoenix the Source Code license fee set forth in Exhibit B hereto.

       (d) FEES FOR DEDICATED ENGINEERING TEAM: The charge for the first twenty (20) members of the Dedicated Engineering Team per Year is included in the Minimum Annual Fee described above. Intel will pay Phoenix for each additional member at the annual rate of [*] per engineer added by Phoenix at Intel's request in accordance with
       Section 3.4 above, if during the Year prior to the Year during which such engineer is first requested Intel and its sublicensees shipped less than the Schedule Units (as defined in Exhibit B) for such prior year. Intel will pay Phoenix for each such additional member at the annual rate of [*] per engineer added by Phoenix at Intel's request in accordance with Section 3.4 above, if during the Year prior to the Year during which such engineer is first requested Intel has shipped more than the Schedule Units for such prior Year ; provided, however, that if the request is made in calendar 1997, the [*] will apply if during the prior Year Intel and its sublicensees shipped [*] of the Schedule Units for calendar year 1996. Once the annual rate for an additional engineer is determined in accordance with this Section 4.1(d), such rate shall remain fixed at such amount for each Year thereafter during which such engineering position is rendering services to Intel. The amount will be prorated based on the portion of the Year during which the additional engineer performs services as part of the Dedicated Engineering Team.

       (e) THIRD PARTY SOFTWARE: Tools may include Software developed by one or more third parties for which Phoenix is required to pay royalties or license fees to such third parties. Intel will reimburse Phoenix for any such royalties or license fees which are based on [*] with respect to copies of Tools utilized by Intel hereunder, provided that Phoenix has disclosed and Intel has approved such royalties or license fees in advance. If Intel does not approve any particular royalties or license fees, then Phoenix will not supply any Tool hereunder containing the third party Software which requires such royalties or license fees. Intel will not be required to reimburse Phoenix for any [*] which Phoenix becomes obligated

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

       to pay to any third party to obtain licensing or sublicensing rights with respect to Software incorporated into Phoenix Products and/or Dedicated Developments.

4.2    ROYALTY EXCLUSIONS

       No royalties will be payable by Intel pursuant to Sections 4.1(b) and 4.1(c) for copies of Phoenix Products and/or Dedicated Developments, which are i) used internally by Intel, its sublicensees and/or authorized representatives for software development or customer support, ii) used by Intel, its sublicensees and/or authorized representatives for evaluation, demonstration or marketing purposes (provided such party does not receive a royalty or other fee beyond manufacturing costs), iii) used by Intel, its sublicensees, and/or authorized representatives internally for demonstration, training, evaluation, support and similar purposes, iv) shipped by Intel, its sublicensees and/or authorized representatives as replacement copies for copies found to be defective in materials, manufacture or reproduction, v) used by Intel, its sublicensees and/or authorized representatives as archival or back up copies, vi) used by Intel, its sublicensees, and/or authorized representatives solely for compatibility testing, or vii) transferred from one end-user to another in accordance with any applicable licenses, provided the transferor does not retain any copies.

4.3    MAINTENANCE OF RECORDS; AUDIT RIGHTS

       (a) For a period of two (2) years following payment by one Party of any amount owed the other Party hereunder, each Party will maintain any records it may have with respect to such payment, which in the case of Intel shall include records showing the number of units of Intel Products or other products incorporating Phoenix Products or Dedicated Developments shipped by Intel and/or its sublicensees with respect to any Year for which a Per Copy Royalty may be due, and in the case of Phoenix shall include records relating to reimbursable costs under
       Section 3.5, to third party software royalties or license fees under
       Section 4.1(e) and to charges for additional engineering services rendered pursuant to Section 9.4. In the case of Intel, such records will include any records received by Intel from its sublicensees or generated by Intel relating to amounts owed by its sublicensees as a result of the sublicense.

       (b)   Each Party may, at its own expense and upon at least five
       (5) business days' notice to the other Party, cause an audit to be performed by an independent auditor acceptable to both Parties of the records of the other Party described in Section 4.3(a) above. The audit shall be for the purpose of confirming the accuracy of the payment of fees and royalties or other charges in accordance with this Agreement (including without limitation Exhibit B attached hereto) and the obtaining of appropriate licenses with sublicensees. The auditor will report to the Party commissioning the audit only such information obtained during the course of such audit as is necessary to determine whether the payments made by the other Party hereunder were correct and/or appropriate licenses with sublicensees were obtained. Each Party may cause such audits to be conducted not more frequently than once in any Year and only during normal business hours and at the other Party's facility(ies) where such records are kept. If any such audit discloses an error in payment by either Party of amounts owed the other Party in an amount greater than 5% of the total amounts owed for the period audited, the audited Party will also reimburse the commissioning Party for all expenses (including the fees and expenses incurred by the independent third party referred to in the first sentence hereof) in connection with such audit.

4.4    PAYMENT

       (a) Phoenix will issue Intel an invoice for any charges due hereunder for additional engineering help requested from Phoenix pursuant to Section 9.4 below, and for any charges due pursuant to Sections 3.4 and 3.5 above and Sections 4.1(d) and 11(a)(ii) below. Such amounts shall be payable forty-five (45) calendar days after the close of the month in which the invoice is received.

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

       (b) Intel will submit Shipment and Royalty Reports to Phoenix within forty-five (45) days after the end of each calendar quarter during the Term and any period thereafter during which Intel may have per unit royalty payment or Source Code sublicense fee payment obligations hereunder to Phoenix under Sections 4.1(b), 4.1(c), and 4.1(e). Such reports will indicate the shipments (if any) by Intel or its sublicensees with Phoenix Products or Dedicated Developments in excess of Schedule Units for which a per copy royalty has not previously been paid, and the names of any sublicensees to whom Intel has issued a Source Code sublicense during such quarter and the version of the Source Code sublicensed. Such reports will be accompanied by a check for the amount of the Source Code license fees due Phoenix pursuant to Exhibit B hereto for any Source Code sublicenses and for the amount of the aggregate per copy royalties due Phoenix, if any, for such quarter.

5.     WARRANTIES

5.1 Each Party warrants and represents to the other that it has all authority to enter into this Agreement and to perform the obligations hereunder.

5.2 Phoenix warrants and represents that it has all right, title, and interest and/or license rights in Phoenix Products and Dedicated Developments (other than those portions of jointly owned Dedicated Developments created by Intel) necessary to grant the licenses set forth herein and has not taken any action or suffered any action to be taken with respect to the Phoenix Products and/or Dedicated Developments which would restrict or affect the rights of Intel and its sublicensees hereunder.

5.3 Phoenix warrants and represents that no third party has any ownership right in, title to, or lien on any intellectual property of Phoenix licensed under this Agreement to the best of its knowledge and belief.

5.4    Phoenix warrants and represents that the information contained in the Certificate of Originality set forth in Exhibit E hereto is current, accurate, and complete as of the Effective Date to the best
       of its information and belief.   Furthermore, Phoenix warrants and
       represents that it has used best efforts to verify that the information set forth in Exhibit E is current, accurate, and complete as of the Effective Date.

5.5 Phoenix warrants and represents that any Software as delivered by Phoenix to Intel is free of any harmful code, defined for purposes of this Agreement as any computer code, programming instruction, or set of instructions which have been designed with the ability to damage, interfere with, or otherwise adversely affect computer programs, data files, or hardware, without the consent or intent of the computer user, including without limitation, self-replicating and self-propagating programming instructions commonly referred to as viruses and worms.

5.6    Phoenix warrants that each Production Release of the Phoenix
       Products and Dedicated Developments (other than Tools and those portions of jointly owned Dedicated Developments created by Intel that are not incorporated into Phoenix Products), as delivered by Phoenix to Intel will perform in accordance with the Phoenix Specifications applicable to such Phoenix Product or Dedicated Development, until [*] after Phoenix ceases to ship a version of a Phoenix Product or Dedicated Development to any third party. Phoenix will, at its own expense, within the time frames specified in Exhibit F, correct any conditions discovered in the Phoenix Products that cause such products not to perform in accordance with its Specifications ("Errors") provided that (a) Intel reports the Errors to Phoenix in writing and (b) Intel provides access (which

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       at Intel's option, may be on-site at Intel) to at least two (2)
       systems in which the problems can be reproduced (if Phoenix does not have such systems available).

       If Phoenix is unable to correct any Error after reasonable efforts, Intel may at Intel's option either (a) correct the Error and collect from Phoenix its reasonable actual direct costs of doing so or (b) Intel may receive a refund from Phoenix; in each case the amount to be paid to Intel shall not exceed the amount paid or owing to Phoenix hereunder for the actual number of units of such Phoenix Product or Dedicated Development containing such Error.

5.7    NEITHER PARTY  MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED,
       WITH RESPECT TO THE PHOENIX PRODUCTS, TO DEDICATED DEVELOPMENTS OR TO UPDATES AND ENHANCEMENTS, OR TO ANY OTHER SOFTWARE OR INFORMATION, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS SECTION 5, AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.8 Nothing contained in this Section 5 shall diminish Phoenix's obligations of support set forth in Section 9 and Exhibit F hereto.

6.     INDEMNIFICATION

6.1    PRODUCT LIABILITY

       Phoenix agrees to defend, indemnify, and hold Intel, its officers, employees, agents, representatives, sublicensees, and/or customers, harmless from and against any and all third-party claims, damages, actions, liabilities, costs, and expenses arising out of or in connection with damage to any property and personal injury or death by whomever suffered to the extent resulting from (i) any defect in the Phoenix Products or Dedicated Developments or breach of any warranty of Phoenix set forth in Section 5 above, or (ii) any negligent or willful act of Phoenix.

6.2    INTELLECTUAL PROPERTY

       (a) Subject to the limitation of liability set forth in Section 7 below (other than in the case of willful infringement by Phoenix), Phoenix will defend or settle any suit or proceeding brought against Intel, its officers, employees, agents, representatives, sublicensees, and/or customers, in any country where Phoenix has supplied the Phoenix Products and/or Dedicated Developments to any customer based on a claim that the Phoenix Products and/or Dedicated Developments (other than third party Software contained in Tools which Phoenix has notified Intel were developed by or contain Software supplied by third parties) or related user documentation as provided by Phoenix to Intel under this Agreement, when used in accordance with this Agreement infringes any patent, mask work, copyright, trade secrets, or other intellectual property right of a third-party; provided Phoenix is notified promptly by Intel of such claim in writing, is allowed to direct the defense and settlement of the claim, and is given by Intel the authority, information and assistance (at Phoenix's expense) for the defense of same. Subject to the limitation of liability set forth in Section 7 below (other than in the case of willful infringement by Phoenix), Phoenix will pay all damages and costs awarded therein against Intel and its subsidiaries and all expenses incurred by them, including reasonable attorney or solicitor fees. If such Phoenix Products and/or Dedicated Developments, and/or related user documentation or any portion thereof are held in such suit to constitute infringement and its use is enjoined, Phoenix will, at its own expense, procure for Intel, its subsidiaries and its customers the right to continue using them, replace them with functionally equivalent non-infringing products, or modify them to become functionally equivalent non-infringing.

       (b) Notwithstanding Section 6.2(a), Phoenix will have no liability for any infringement claim of any kind:

            (i) to the extent it is based on modification of the Phoenix Products or Dedicated Developments or related user documentation by Intel or its authorized representatives, if the claim would have been avoided if the foregoing had not been modified; or

            (ii) to the extent it is based on combination of any of the Phoenix Products or Dedicated Developments with software or hardware not supplied by Phoenix to perform a function, operation or process or to form an apparatus that performs a function, operation or process other than those that the Phoenix Products or Dedicated Developments are designed by Phoenix to perform; or

            (iii) to the extent it results from failure of Intel or its customers to use within forty-five (45) days of receipt by Intel from Phoenix of updated or modified Phoenix Products, Dedicated Developments or related user documentation provided by Phoenix which Phoenix notifies Intel is intended to avoid the infringement; or

            (iv) to the extent it arises as a result of use or distribution by Intel of Software supplied by Intel to Phoenix for incorporation in Phoenix Products or Dedicated Developments; or

            (v) to the extent it is based upon or arises out of Phoenix's compliance with Intel's designs, specifications or instructions as conveyed in writing through Intel's Technical Coordinator.
       [*]
7.     LIMITATION OF LIABILITY

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

       REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS
       ESSENTIAL PURPOSE OR OTHERWISE, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF
       SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S TOTAL LIABILITY AND INDEMNITIES UNDER THIS AGREEMENT FOR ALL CAUSES OF ACTION ON A
       CUMULATIVE BASIS ARISING DURING ANY PARTICULAR YEAR EXCEED THE
       PAYMENTS ACTUALLY MADE BY INTEL HEREUNDER DURING THE CALENDAR YEAR PRECEDING THE YEAR DURING WHICH THE CLAIM UPON WHICH THE LIABILITY OR INDEMNITY IS BASED WAS FIRST MADE (OR, IN THE CASE OF CLAIMS ARISING BETWEEN THE EFFECTIVE DATE OF THIS AGREEMENT AND DECEMBER 31, 1996,
       SUCH PAYMENTS ACTUALLY MADE BY INTEL HEREUNDER DURING SUCH PERIOD); PROVIDED, HOWEVER THAT THE PRECEDING CLAUSE SHALL NOT APPLY TO LIMIT PAYMENTS OWED BY INTEL TO PHOENIX UNDER SECTION 4.1, PHOENIX'S OBLIGATIONS UNDER SECTION 6.1, PHOENIX'S OBLIGATIONS UNDER SECTION 6.2 TO THE EXTENT ARISING OUT OF WILLFUL INFRINGEMENT BY SUCH PARTY, AND PHOENIX'S OBLIGATIONS OF REFUND PROVIDED FOR IN SECTION 5.5.


8.     CONFIDENTIALITY

8.1 (a) During the Term of this Agreement, each Party will hold any of the other's Confidential Information (as defined in the next paragraph) in confidence and will: (i) use the same degree of care to prevent unauthorized disclosure of the Confidential Information and unauthorized disclosure or unauthorized use of the Source Code that the receiving Party uses with its own information of like nature (but in no event less than reasonable care), (ii) limit disclosure of the Confidential Information, including any materials regarding the Confidential Information that the receiving Party has generated, to such of its employees and contractors or sublicensees as have a need to know the Confidential Information to accomplish the purposes of this Agreement, (iii) advise its employees, agents, contractors and sublicensees of the confidential nature of the Confidential Information and of the receiving Party's obligations under this Agreement.

       (b) For purposes of this Agreement, the term "Confidential Information" refers to the following items relating to the confidential and proprietary information, including trade secrets, of the disclosing Party: (i) all written materials provided by the disclosing Party that are clearly marked as confidential, (ii) any tangible materials provided by the disclosing Party that are clearly marked as confidential, and (iii) all information that is orally or visually disclosed by the disclosing Party if it is identified as confidential at the time of disclosure and is reduced to written disclosure delivered to the receiving Party within thirty (30) days after the original disclosure. All Source Code will be deemed to be "Confidential Information." "Confidential Information" will not include, even if marked as confidential, materials or information which: (i) is rightfully known without obligations of confidentiality by the receiving Party, (ii) is or becomes public knowledge through no wrongful act of the receiving Party, its agents, employees, sublicensees or affiliates, (iii) is rightfully received by the receiving Party from another Party authorized by the disclosing Party to disseminate such materials or information, (iv) is independently developed by the receiving Party without breach of this Agreement, or (v) is approved in writing for release by the disclosing Party. Any employee or contractor or sublicensee of the receiving Party having access to the Confidential Information will be required to sign a non-disclosure agreement protecting the Confidential Information if not already bound by such a non-disclosure agreement.

       (c) Each Party acknowledges and agrees that unauthorized use or disclosure of such Source Code would cause the other Party irreparable harm which may not be adequately compensated by monetary damages and that, accordingly, the other Party is entitled to preliminary and injunctive relief to remedy any actual or threatened unauthorized use or disclosure of such Source Code.

       (d) Notwithstanding any other provision hereof, neither Party's receipt of or access to the Source Code of the other Party pursuant to this Agreement shall create any obligation on the part of such Party to limit or restrict the assignment of its employees; provided, however, that (i) Intel agrees that no personnel who have had access to any Phoenix Source Code hereunder in tangible or human readable form will, for at least [*], be assigned to work on any project (other than outside standard committees or similar activities) with technical personnel from, or with any Source Code of SystemSoft Corporation or Award Software, and (ii) Phoenix agrees that no personnel who have had access to any Confidential Information of Intel provided to Phoenix under this Agreement in tangible or human readable form will, for at least [*], be assigned to work on any project (other than outside standard committees or similar activities) to develop software or other products to be used with any processor, motherboard, or multi-chip module manufactured by a party other than Intel. Nothing in this Agreement shall be construed as preventing employees of one Party who have had access to such Source Code or Confidential Information of the other Party from drawing upon or using any skills, knowledge, talent or experience of a general nature acquired by them in the course of working with such Source Code or Confidential Information, provided that (i) such employees may not refer directly to such Source Code or Confidential Information of the other Party in tangible form when working on equivalent or substitute products or other products of such Party, and (ii) such employees do not infringe copyrights or patents of the other Party not otherwise within the scope of any licenses granted to such Party hereunder.

8.2 Except to the extent required by law or judicial order or except as provided herein, neither Party shall disclose this Agreement or any of its terms without the other's prior written approval, which approval will not be delayed or unreasonably withheld. Either Party may disclose this Agreement to the extent required by law or judicial order, or rules or regulations of any federal, state, or local organization, provided that the disclosing Party will notify the other Party of the portions of the Agreement it intends to disclose promptly before such disclosure and will cooperate with the other Party to the maximum extent possible to seek confidential treatment with respect to the disclosure if requested by the other Party.

8.3    Prior to the execution of this Agreement, the parties will agree on the content of a joint press release announcing the existence of this Agreement, which press release will be issued as
       mutually agreed by the parties.   Prior to any public announcement
       about the Transition Plan, the parties will agree on the content of a joint press release announcing information about the Transition Plan, which press release will be issued as mutually agreed by the parties.


8.4 Neither Party will be required to disclose to the other any confidential information of any third party without having first obtained such third party's prior written consent.

8.5 The provisions of this Section 8 shall survive for a period of five (5) years (and indefinitely with respect to Source Code of the Phoenix Products and Dedicated Developments and any Confidential Information of Intel related to Intel processor technology or Intel Source Code) from the date of disclosure.

9.     SUPPORT

9.1    Intel will provide all first level support to its customers.

9.2    Phoenix will provide support to Intel as specified in Exhibit F.

9.3    Phoenix will provide training to Intel as specified in Exhibit D.

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9.4    Intel may obtain additional engineering services from Phoenix outside the scope of the Dedicated Engineering Team, by submitting a written request to Phoenix specifying the requested work to be performed and the requested dates of completion. Intel will provide such additional information requested by Phoenix in order to enable Phoenix to prepare a Statement of Work which contains a detailed description of the work to be performed, the specifications for the work, the deliverables and the estimated completion dates of the deliverables. No work will commence by Phoenix until the parties mutually agree to the Statement of Work. Phoenix will be compensated for all services rendered pursuant to the Statement of Work at a rate of [*] per day per engineer plus all necessary travel and living expenses incurred if such work is rendered outside of the premises of Phoenix and authorized in advance by Intel.

10.    TERM AND TERMINATION

10.1 TERM. The Term of this agreement shall commence with the Effective Date and expire on December 31, 2002, unless terminated earlier as provided herein.

10.2 TERMINATION. This Agreement may be terminated under the follow circumstances and conditions:

       (a) CONVENIENCE. Intel may terminate this Agreement for convenience at any time after the third anniversary of the date of this Agreement. Such termination will be effective twelve (12) months after the date on which written notice of such termination is given by Intel. Intel may provide such termination notice any time after the second anniversary date of this Agreement.

       (b) BREACH. Either Party may terminate this Agreement upon forty-five (45) days written notice if the other Party breaches any of its material obligations hereunder. Termination will be effective at the end of the notice period, unless the breach is cured during the forty-five (45) day notice period.

10.3 EFFECT OF TERMINATION. The following is applicable upon termination or expiration of this Agreement:

       (a) The confidentiality provisions of this Agreement will survive termination or expiration hereof in accordance with the provisions of Section 8.5 above. In addition, the provisions of Sections 1, 2.6, 2.8(b), 2.9, 2.11, 4 (except section 4.1(d)), 6-7,
       10, 11(a), 12 and 14 will survive termination or expiration of this Agreement. In addition, the provisions of Section 5 will survive termination or expiration of this Agreement, provided, however, that the warranty set forth in Section 5.5 shall apply only for a period of six (6) months after expiration or termination and only with respect to products actually shipped by Intel or its sublicensees as of the date of such expiration or termination.

       (b) Unless the Agreement is terminated by Phoenix pursuant to Section 10.2(b) above, Intel will have the right to continue to exercise the rights set forth in Sections 2.1, 2.3 and 2.4, subject to the limitations set forth in Sections 2.8(b) and 2.9, with respect to the Phoenix Products and Dedicated Developments in existence on the date of termination or expiration of this Agreement and will (subject to the provisions of Section 10.3(c) below) have a [*] license to use Phoenix intellectual property with respect to such Phoenix Products and Dedicated Developments. If Phoenix terminates this Agreement pursuant to Section 10.2(b) above, Intel and its sublicensees will have no further rights with respect to Phoenix Products and Dedicated Developments from and after the date of such termination and Intel will return to Phoenix all copies of Phoenix Products and Dedicated Developments, except for a reasonable number of copies which it may maintain for archival and support purposes only. Intel and its sublicensees will also have the right to distribute Phoenix Products in inventory and to make copies for work in process for 180 days after such termination; provided, however, any Phoenix Products so distributed will be distributed in accordance with all other provisions hereof and provided, further, that Intel shall pay fees and royalties in amounts determined as though this Agreement had not been so terminated. If Phoenix terminates this Agreement pursuant to
       Section 10.2(b) above, Intel and its sublicensees will have no further rights with respect to Phoenix Products and Dedicated Developments from and after the date of such termination and Intel will return to Phoenix all copies of Phoenix Products and Dedicated Developments, except for a reasonable number of copies which it may maintain for archival and support purposes only. Intel and its sublicensees will also have the right to distribute Phoenix Products in inventory and to make copies for work in process for [*] days after such termination; provided, however, any Phoenix Products so

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       distributed will be distributed in accordance with all other provisions hereof and provided, further, that Intel shall pay fees and royalties in amounts determined as though this Agreement had not been so terminated.

       (c) [*] In no event, will Intel be obligated to pay any fees or royalties for use of Phoenix Products or Dedicated Developments following expiration or termination, except as set forth in Exhibit B.

       (d) Phoenix will not be required to provide Intel with any Phoenix Products, Updates and Enhancements or Dedicated Developments, with the services of the Dedicated Engineering Team, or with any support (except as explicitly set forth herein) with respect thereto from and after the date of termination or expiration of the Agreement.

11.    TREATMENT OF EMPLOYEES

       (a) Except as provided herein, neither Party may actively solicit the other's employees during the term of this Agreement and for one year thereafter. For purposes of this provision, the term "actively solicit" shall not include a Party's activities related to publishing job postings or listings to the Party's employees or job applicants in general. Notwithstanding the foregoing, nothing in this Agreement shall prevent either Party from responding to an employment inquiry received in the ordinary course of business from the other Party's employees. Furthermore, if notice of Termination is given by Intel, or if this Agreement expires or is terminated for any reason other than by Phoenix pursuant to Section 10.2(b) hereof, Intel will have the right to make direct offers of employment to one or more members of the On-Site Engineering Team, but not before:

             (i) forty-five (45) days after any notice of termination by Intel under Section 10.2(b); or

             (ii) with respect to each such member, the earlier of (a) sixty (60) days or (b) the day upon which Phoenix makes a direct offer to such member after any notice of termination by Intel under
       Section 10.2(a). In the event that Intel hires any such members of the On-Site Engineering Team after the expiration of the waiting period, then (1) the number of members of the Dedicated Engineering Team that Phoenix shall be obligated to supply hereunder shall be reduced by the number of such engineers hired by Intel, and (2) the Annual Fees to be paid hereunder by Intel will be reduced by amounts equal to amounts in Section 3.3 for unsatisfactory performance or in
       Section 3.4(b) for reductions in the size of the Dedicated Engineering Team by the pro-rated amount for such engineers hired by Intel that Intel would otherwise have been required to pay hereunder had Phoenix supplied such engineers, provided, however, that Intel shall pay Phoenix a one-time fee equal to [*] of the annual charge hereunder for each engineer hired by Intel.

       Intel agrees that, during any applicable waiting period, it will not recruit any such engineers other than to issue a general notice stating only that Intel has the right to make offers of employment after the applicable waiting period.

       (b) Phoenix acknowledges that the following terms apply to employment of Phoenix engineers granted access to Intel's facilities:

             (i) Intel may exercise routine supervisory administrative and technical control of the activities of such Phoenix engineers. Notwithstanding the foregoing, such Phoenix engineers will, at all times and for all purposes, remain employees of Phoenix.

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

             (ii) Phoenix will pay the wages or salaries of such Phoenix engineers and will withhold all Federal, state and local taxes, if any, and all FICA contributions payable on such wages or salaries.

             (iii) Phoenix will have the sole and exclusive responsibility for establishing policies and procedures with respect to employment of such Phoenix engineers. With the exception of Intel's right to request removal of Phoenix engineers pursuant to Section 3 of this Agreement, Phoenix will have exclusive control of such Phoenix engineers with respect to hiring, firing, discipline, compensation, hours of work, benefits and other terms and conditions of employment, provided that Phoenix will not make any rules or implement any conditions with respect to employment of such employees that, in any way, conflicts with the regular Intel safety, security and information security rules and regulations related to Intel's facilities.

             (iv) Phoenix will maintain at its sole cost and expense, with nationally recognized companies, Comprehensive General Liability Insurance with limits not less than $1,000,000 U.S. per incident and a Broad Form Extended coverage endorsement, including but not limited to, Blanket Contractual, Product-Completed Operations, Premises Operations and Independent Contractors. Phoenix will also maintain Statutory Worker's compensation coverage, including Broad Form All State's Endorsements and Employers Liability in the amounts required by law.

12. OWNERSHIP OF PHOENIX PRODUCTS, DEDICATED DEVELOPMENTS, INTEL DEVELOPMENTS AND JOINTLY DEVELOPED PRODUCTS

12.1 Phoenix will have all ownership rights (including patents, copyrights, trade secrets and other intellectual property rights) with respect to Phoenix Products and Dedicated Developments developed by Phoenix.

12.2 Intel will have all ownership rights (including patents, copyrights, trade secrets and other intellectual property rights) with respect to Intel Developments.

12.3 Phoenix and Intel will identify and specify in writing and in advance of any development effort any technology, Software and/or products which will be jointly owned by Phoenix and Intel pursuant to this Agreement, and only that technology, Software and/or those products which are so specified in writing shall be jointly owned, and such joint ownership shall be without rights or obligations of accounting. If the parties do not specify that a particular item of technology or Software or a particular product that is jointly developed by Phoenix and Intel is to be jointly owned, then the parties intend that such technology, Software and/or product will not be a joint work, and each Party will have separate ownership of those portions of such technology, Software and/or products that it created or developed. With respect to technology, Software and/or products that are jointly owned, either Party may seek patent protection, or trademark and copyright registrations, with respect to such jointly owned technology, Software and/or products in the names of the parties as joint owners, and the parties shall share equally the cost of doing so. In the event that one Party elects not to share in the cost of seeking patent protection, or trademark and copyright registrations, with respect to a particular item of such technology, Software and/or products, then (i) the other Party may do so in its own name only and at its sole expense, (ii) the Party electing not to share in such expenses will execute any documents and take any action reasonably requested to allow the other Party to seek such protection and registrations in its name only, and (iii) the Party in whose name such patent or trademark or copyright registration issues shall grant, and does hereby grant to the other Party, a non-exclusive, worldwide, perpetual, irrevocable, unrestricted, royalty free license, with full rights to sublicense, under the same.

13.    DEVELOPMENT OF A TRANSITION PLAN

       The Parties will work together to mutually agree, on or before February 15, 1996, to a written plan (the "Transition Plan") that defines the work, specifications, milestones, schedule, staffing, any rights Intel may choose to grant Phoenix in any intellectual property which Intel may choose to disclose to Phoenix, and/or deliverables (the "Transition Services") to be performed by Phoenix to modify the Phoenix Products as necessary to enable them to support the range of features required by Intel to transition to the Phoenix Products for use with and/or incorporation into the Intel Products. The Transition Plan will also include performance metrics required for Phoenix to earn the bonus of [*] for calendar 1996 set forth in Exhibit B. The Transition Plan will provide that Phoenix will use up to ten (10) members of the Dedicated Engineering Team, and at least an equal number of skilled Phoenix engineers not on the Dedicated Engineering Team, during calendar 1996 to perform the Transition Services. Intel will assign the equivalent of at least two (2) full time senior engineers skilled in Intel's desktop computer products and the equivalent of at least two (2) full time senior engineers skilled in Intel's server computer products to assist Phoenix in performing the Transition Services.

       In the event the Parties are unable to agree to a Transition Plan by February 15, 1996 (or such extended period as the Parties may agree), then Intel may terminate this Agreement upon at least five
       (5) days advance written notice to the other Party.  In such event:
       (i) the [*] payment to be made by Intel hereunder upon execution of this Agreement as provided in Section 4.1(a) will remain nonrefundable; (ii) each Party will, within five (5) business days, return to the other Party all Source Code of the other Party and all tangible embodiments of the other Party's Confidential Information; and (iii) notwithstanding the provisions of Section 10.3(a) above, the following provisions of this Agreement shall remain in effect: Sections 1, 2.11, 5.7, 6-8, 12, and 14.

14.    MISCELLANEOUS

14.1 The respective rights and obligations of each of the parties hereto may not be assigned or delegated, in whole or in part, by operation of law or otherwise, without the express written consent of the other Party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the respective successors and assigns of the parties.

14.2 Any written notice required or permitted to be made or given under this Agreement will be deemed delivered upon receipt if delivered via U.S. certified mail, return receipt requested:

       If to Phoenix:                    If to Intel:

       Phoenix Technologies Ltd.         Intel Corporation
       2770 De La Cruz Boulevard         Robert Noyce Building
       Santa Clara, CA 95050             2200 Mission College Blvd.
       Attn: Vice President,             Santa Clara, CA 95052-8119
             Corporate Marketing         Attention: General Counsel
                                         M/S SC4-203
       with a copy to:

       Phoenix Technologies Ltd.         Intel Corporation
       2770 De La Cruz Boulevard         5200 N.E. Elam Young Parkway
       Santa Clara, CA 95050             Hillsboro, OR 97124-6497
       Attn:  Legal Department           Attention:  Legal Department
                                         M/S HF3-03

14.3 No amendment or modification of this Agreement shall be effective unless it is set forth in a writing which refers to the particular provision(s) so amended or modified and is executed by authorized representatives of both parties. No failure or delay by either Party in exercising any

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment right, power or remedy will operate as a waiver of any such right, power or remedy and any waiver as to a breach of any particular provision will not be deemed to be a waiver of any future breach of that same provision.

14.4 If any provision of this Agreement or the Exhibits is held by a court of competent jurisdiction to be unenforceable or contrary to law, the remaining provisions of this Agreement and the Exhibits will remain in full force and effect.

14.5 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its choice of law provisions, and United States patent and copyright laws.

14.6 Each Party will, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule or regulation relating to its duties under this Agreement and the Exhibits and shall procure all licenses and pay all fees and other charges required thereby. Neither Party will export or reexport or authorize or permit its employees, agents, subcontractors or sublicensees to export or reexport any Phoenix Products, Dedicated Developments or other Software supplied hereunder to any country specified as a prohibited destination in applicable federal, state and local laws, regulations and ordinances, including the Regulations of the U.S. Department of Commerce and/or the U.S. Department of State, without first obtaining any requisite approval.

14.7 All rights and remedies, whether conferred hereunder, or by any other instrument or law will be cumulative and may be exercised singularly or concurrently. Failure by either Party to enforce any term will not be deemed a waiver of future enforcement of that or any other term. The terms and conditions stated herein are declared to be severable.

14.8 Neither Party will be held liable for failure to fulfill any of its obligations hereunder if such failure is caused by flood, extreme weather, fire, or other natural calamity, acts of governmental agency or similar causes beyond the control of such Party.

14.9 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which when taken together shall constitute one single agreement between the parties.

14.10 For at least thirty (30) days before commencing any litigation, each Party agrees to attempt to resolve any dispute hereunder through good faith negotiations.

14.11 This Agreement, including the Exhibits, sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the date first above written.

PHOENIX TECHNOLOGIES LTD.        INTEL CORPORATION

By: /S/Robert J. Riopel          By: /s/Craig Barrett
    -----------------------          --------------------------

Name: Robert J. Riopel           Name: Craig Barrett
      ---------------------            -------------------------

Title: VP, Finance               Title: Executive Vice President
       --------------------             ------------------------

                                  EXHIBIT A

                               PHOENIX PRODUCTS

The following list of Phoenix Products will be delivered to Intel in both Object Code and Source Code formats except where noted below. The Source Code for all products is in the following languages : assembler level code, C and/or C++.

PHOENIX PRODUCTS
----------------

PHOENIXBIOS VERSION 4.0 FOR INTEL PROCESSORS

PhoenixBIOS Version 4.0 and Phoenix ServerBIOS Version 4.0 are BIOS software, that support EISA, PCI, and PnP extensions, that emulate the Basic Input/ Output System (BIOS) residing in the read-only memory of the IBM Personal Computer AT and provides all of the features of the IBM PC/AT ROM BIOS, including POST and SETUP ,except support for the Basic programming language. The software executes from read-only memory and has been adapted a.) to support the Intel 386-TM-, Intel 486-TM-, Pentium-R- and Pentium Pro processors, b.) to conform to generally accepted definitions of EISA and PCI compatibility including the EISA bus specifications distributed by BCPR Services of Washington, DC and the PCI specifications developed by the PCI Special Interest Group for extensions Version 2.1, and c.) to conform to generally accepted definitions of Plug and Play compatibility including PnP BIOS specifications Revision 1.0A. Chipset and I/O Module Source Code support is for Intel chipsets, where applicable, and other manufacturers chipsets, where Phoenix contractual obligations allow Phoenix, or where the other manufacturer has given approval to Phoenix, to deliver such Software to Intel.

PHOENIX SERVERBIOS VERSION 4.0 FOR INTEL PROCESSORS

PhoenixBIOS Version 4.0 and Phoenix ServerBIOS Version 4.0 are BIOS software, that support EISA, PCI, and PnP extensions, that emulate the Basic Input/ Output System (BIOS) residing in the read-only memory of the IBM Personal Computer AT and provides all of the features of the IBM PC/AT ROM BIOS, including POST and SETUP except support for the Basic programming language. The software executes from read-only memory and has been adapted a.) to support the Intel 386, 486, Pentium-TM- and Pentium Pro-TM-processors, b.) to provide extensions key to servers, such as multiple CPU support, enhancements to POST, and pre-Boot logging and reporting, c.) to conform to generally accepted definitions of EISA and PCI compatibility including the EISA bus specifications distributed by BCPR Services of Washington, DC and the PCI specifications developed by the PCI Special Interest Group for extensions Version 2.1, and d.) to conform to generally accepted definitions of Plug and Play compatibility including PnP BIOS specifications Revision 1.0A. Chipset and I/O Module Source Code support is for Intel chipsets, where applicable, and other manufacturers chipsets, where Phoenix contractual obligations allow Phoenix, or where the other manufacturer has given approval to Phoenix, to deliver such Software to Intel.

PHOENIXMISER/DT

PhoenixMISER/DT BIOS software provides power management services designed to interface with PhoenixBIOS Version 4.0, Phoenix ServerBIOS Version 4.0 and Multikey 42 or 42G. PhoenixMISER/DT provides power management control of individual components through inactivity timers and/or enable/disable settings, of processor operating speed (requires system support of multi-speed operation and/or static mode CPU), hard disk motor operation (as made possible by system and disk design) and other peripherals (as supported by system design). PhoenixMISER/DT includes APM (Advanced Power Management as available in Microsoft DOS Vers. 5.0 and later) support.

PHOENIXVIEW/DT

PhoenixVIEW/DT is BIOS software that provides I/O services for IBM VGA and VESA SVGA compatible CRT-based desktop graphics subsystems. PhoenixVIEW/DT provides support for standard VGA registers, Interrupt 10h functions, VESA VBE 1.2 SVGA standard, VESA VBE/PM standard, and VESA VBE/DDC standard. PhoenixVIEW/DT, suitable for execution from read-only memory (ROM), may be configured as a stand-alone or integrated service.

PHOENIX MULTIKEY/42G

The Phoenix MultiKey/42G is BIOS software that provides keyboard Input/Output (I/O) device services that support both AT and PS/2 compatible systems. The MultiKey keyboard BIOS service is suitable for execution from Intel 80C42 and 87C42 controllers and fully compatible devices. The MultiKey/42G provides support for password in an AT environment and extended commands for the AT and PS/2 environments, as well as supporting PS/2 compatible mouse support in an AT compatible environment. The Phoenix MultiKey/42G supports Power On Password and Quicklock Security features with flashing LEDs to indicate security features invoked as well as inactivity timers suitable for power management including Power Down Mode support. Up to 6 Hot Keys may be defined using the MultiKey/42G. The Phoenix MultiKey/42G is intended for use in personal computers containing keyboards connected in a serial (as opposed to parallel) fashion.

PHOENIX MULTIKEY/42

The Phoenix MultiKey/42 is BIOS software that provides keyboard Input/Output (I/O) device services that support both AT and PS/2 compatible systems. The MultiKey keyboard BIOS service is suitable for execution from Intel 8042 and 8742 controllers and fully compatible devices. The MultiKey/42 provides support for password in an AT environment and extended commands for the AT and PS/2 environments, as well as supporting PS/2 compatible mouse support in an AT compatible environment. The Phoenix MultiKey/42 is intended for use in personal computers containing keyboards connected in a serial (as opposed to parallel) fashion.

PHOENIX MULTIKEY/42E

The Phoenix MultiKey/42E is BIOS software that provides keyboard Input/Output (I/O) device services that support both AT and PS/2 compatible systems. The MultiKey keyboard BIOS service is suitable for execution from Intel 8042 and 8742 controllers and fully compatible devices. The MultiKey/42E provides support for password in an AT environment and extended commands for the AT and PS/2 environments, as well as supporting PS/2 compatible mouse support in an AT compatible environment. The Phoenix MultiKey/42E supports enhanced Power on Password and Quicklock Security features that support both Supervisor and User passwords of up to 16 characters.Up to 5 Hot Keys may be defined using the MultiKey/42E. The Phoenix MultiKey/42E is intended for use in personal computers containing keyboards connected in a serial (as opposed to parallel) fashion.

PHOENIXCARD MANAGER 4.0

The PhoenixCARD Manager 4.0 is software that enables the use of PC Card sockets conforming to the 16-bit version of the PC Card Standard. It includes Card Services for 16-bit PCMCIA controllers that conform to the PC Card Standard and for a memory technology driver (MTD), ATA driver, and the Phoenix Super Client Driver (PCMSCD) enabling a full range of I/O PC Cards, a Windows virtual device driver and various utilities that support PC Cards. PhoenixCard Manager 4.0 operates in a DOS and Windows 3.x environment. A Flash utility driver must be licensed separately from Microsoft or another provider of such technology. Third party Source Code is used in this product and must be licensed separately from the specific suppliers (for reduced memory footprint drivers contact Novell in Provo, Utah and for installation code modules contact Stirling Technologies in Chicago, Il)

PHOENIXCARD MANAGER 4.0 FOR WINDOWS 95

The PhoenixCARD Manager 4.0 for Windows 95 is software that enables the use of PC Card sockets conforming to the 16-bit version of the PC Card Standard in a Windows 95 operating system environment. This software includes PC Card compliant Socket Services VxD's and Card Services VxD's for 16-bit PCMCIA controllers that conform to the PC Card Standard. The software also includes a memory technology driver (MTD), ATA driver, the Phoenix Super Client Driver (PCMSCD) enabling a full range of I/O PC Cards, a PCMCIA enumerator, Windows virtual device driver, and various utilities that support PC Cards. PhoenixCard Manager 4.0 for Windows 95 operates in a Windows 95 operating system environment only. A Flash utility driver must be licensed separately from Microsoft or another provider of such technology. Third party Source Code is used in this product and must be licensed separately from the specific suppliers (for reduced memory footprint drivers contact Novell in Provo, Utah and for installation code modules contact Stirling Technologies in Chicago, Il)

TOOLS

The Tools are software development programs designed to work with PhoenixBIOS Version 4.0 and Phoenix ServerBIOS Version 4.0 Source Code modules. The Tools include Build, Crunch, Flash Utility, PHDebug, and Asmmod which may be required for builds, compression, Object Code editing, Object Code merging, and assembling Source Code modules. Other than the Tools listed herein, the Tools are provided "as is" and are not supported products.

SYSTEM ESSENTIALS-TM- VERSION 1.0

System Essentials-TM- 1.0 is a Windows-based software utility that provides BIOS-related system-level information. This software includes WinSetup which provides access to the BIOS allowing users to view information about the system, configure newly installed hardware, and modify system performance; DMI (Desktop Management Interface) BIOS viewer which , used in conjunction with Phoenix DMI BIOS version 1.2 or 2.0, displays the DMI information about the hardware devices and the BIOS installed on the computer; and System Resource viewer which displays the system resources assigned to the different devices. System Essentials-TM- 1.0 works with PhoenixBIOS 4.0 version 5.0 or later only. It operates with Windows 95, Windows 3.1, and Windows 3.11
environments.  Note:    The Intel Configuration Utility (ICU) is provided for
use with System Essentials-TM- when operating in a Windows 3.1 or 3.11 environments.

                                     EXHIBIT B

                       ANNUAL FEES AND PER UNIT ROYALTIES


1.  ANNUAL FEES/ROYALTIES DURING THE TERM:

The following table sets forth the minimum and maximum fees and royalties which Intel will pay Phoenix during each Year of this Agreement. Such fees and royalties will be the sum of (a) a Minimum Annual Fee (the amount of which for each Year is set out under the column heading "Minimum Annual Fee ($M)" and which may be adjusted by the provisions of Section 3.3) and (b) any Per Unit Royalties (as specified in Section 4.1(b))), and (c) any Source License Fees (as specified in Section 4.1(c)).

In no event will the maximum fees and royalties for a Year be greater than the amount set forth under the column headed "Maximum Annual Fee ($M)" for that Year.

All amounts in the following table shown in dollars are in Unted States dollars and are in millions except for Per Unit Royalties and the Years.



                                                                Per Unit Royalties Beyond Schedule Units
                                                        -----------------------------------------------------------
                                                         For each         For each       For each       For each
Year          Minimum         Schedule      Maximum     of first [*]     of next [*]    of next [*]    add'l Units >
            Annual Fee         Units        Annual        Units >          Units >        Units >       Schedule
               ($M)             (M)          Fee         Schedule         Schedule       Schedule         Units
                                             ($M)          Units            Units          Units          +[*]
---------   -----------      -----------  -----------  --------------  --------------  ------------    -------------

1996         $[ * ]           [ * ]      $[ * ]        $[ * ]          $[ * ]         $[ * ]          $[ * ]
1997         $[ * ]           [ * ]      $[ * ]        $[ * ]          $[ * ]         $[ * ]          $[ * ]
1998         $[ * ]           [ * ]      $[ * ]        $[ * ]          $[ * ]         $[ * ]          $[ * ]
1999         $[ * ]           [ * ]      $[ * ]        $[ * ]          $[ * ]         $[ * ]          $[ * ]
2000         $[ * ]           [ * ]      $[ * ]        $[ * ]          $[ * ]         $[ * ]          $[ * ]
2001         $[ * ]           [ * ]      $[ * ]        $[ * ]          $[ * ]         $[ * ]          $[ * ]
2002         $[ * ]           [ * ]      $[ * ]        $[ * ]          $[ * ]         $[ * ]          $[ * ]


In addition to the Minimum Annual Fee for Calendar 1996, Intel will pay Phoenix a "Fast Startup Bonus" of [*], upon achievement of specific Fast Start Up goals to be agreed by the parties, as defined in Section 13.

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

                          ANNUAL FEES AND PER UNIT ROYALTIES

2.  SOURCE CODE LICENSE FEES DURING THE TERM:


Product (Intel's version as modified for
for Intel Products)                                 License Fee (US$)         License Fee (US$)
                                                    -------------------       -----------------
                                                                                  (ONLY for Phoenix
                                                                                  Customers who have an
                                                                                  existing Source Code license
                                                                                  in effect for PhoenixBIOS 4.0)

PhoenixBIOS Version 4.0 for the Desktop(1)            $[   *   ]                  $[   *   ]
  For current Intel Phoenix 4.0 Server Customers      $[   *   ]                  $[   *   ]
  Each Additional Desktop Chipset Module              $[   *   ]                  $[   *   ]

PhoenixBIOS Version 4.0 for the Server(1)             $[   *   ]                  $[   *   ]
  For current Intel Phoenix 4.0 Desktop Customers     $[   *   ]                  $[   *   ]
  Each Additional Server Chipset Module               $[   *   ]                  $[   *   ]

PhoenixView/DT                                        $[   *   ]                  $[   *   ]
Multikey                                              $[   *   ]                  $[   *   ]
PhoenixCard Manager(2)                                $[   *   ]                  $[   *   ]

Additional Source Code Sites(3)                     Add additional [*] for each site

Source Updates -- Annual Software Maintenance       Subsequent annual fee rate = [*] of
                                                    the above fee for the related product

OPTIONAL FEATURE ( available only with Source License for PhoenixBIOS 4.0 ):

Tools(4)                                            [*]




As Phoenix changes the above license fees, and as new products are developed from time to time and Source Code for such products are priced, the Intel price will be [*] of Phoenix's Suggested List Price for each
product.   Furthermore, upon Intel's request, Phoenix agrees to reduce the
Source Code License Fees for any given account to an amount equal to the direct source license fees such account pays to Phoenix for equivalent source code and rights.

(1) Includes source for specific chipsets along with one year of source updates

(2)  Includes source for PC Card Socket Services only

(3) One site is included in the license fee. Each site requires the PhoenixBIOS 4.0 Base.

(4) Includes Build.C, Crunch.exe, BIOSEdit and Asmmod. Tools are provided "as-is" and are unsupported.

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

                       ANNUAL FEES AND PER UNIT ROYALTIES

3.  ANNUAL FEES/ROYALTIES AFTER TERMINATION/EXPIRATION:

During each of the [*], following expiration or earlier termination of the Agreement for any reason, Intel will pay Phoenix an amount equal to the amount specified in one of the following options, as such option is applicable:

1. If the Agreement is terminated by Intel pursuant to Section [*], the amount per year will be [*] of the Termination Rate. Notwithstanding the foregoing , if following termination pursuant to Section [*], then the amount per year will be [*] of the Termination Rate.

2. If the Agreement is terminated by Intel pursuant to [*], then the amount per year will be [*] of the Termination Rate;

3. If the Agreement is terminated by Intel pursuant to [*], Intel will owe Phoenix [*].

4. If the Agreement expires on December 31, 2002, the amount per year will be [*] of the Termination Rate;

If following termination under any of the conditions described in paragraphs 1, 2 or 4 above, and if Intel either (i) [*] or (ii) [*], then at Intel's option the amount per year will be a Per Unit Royalty equal to 75% of the Per Unit Royalty set forth in the table above in the four columns labelled "Royalties Beyond Schedule Units" [*]; except that for purposes of computing such royalties, "Schedule Units" will equal [*] and Intel will pay such royalty on every unit up to a maximum amount of [*] of the Termination Rate.

For purposes of the foregoing, the term "Termination Rate" is the sum of [*], which were due Phoenix for the [*] preceding the quarter in which the termination date (or expiration date in the case of expiration) occurs (and if the termination date occurs during the Year 1996, the Termination Rate will be [*]), minus [*].

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

                                    EXHIBIT C

                               MINIMUM LICENSE TERMS


[LOGO]


                            SOFTWARE DISTRIBUTION AND
                      DOCUMENTATION DUPLICATION LICENSE AGREEMENT


Intel Corporation ("Intel")
5200 NE Elam Young Parkway
Hillsboro,  OR  97124

Licensee Name:



Licensee Address      --------------------------------------------------------

                      --------------------------------------------------------

                      --------------------------------------------------------

Effective Date:       --------------------------------------------------------

Agreement Number:     --------------------------------------------------------


1  DEFINITIONS
   -----------

1.1 "Documentation" means any portion of the documentation listed below in printed or electronic form:

    --------------------------------------------------------------------------

1.2 "Product(s)" shall mean the following product(s) purchased by Licensee from Intel:

    --------------------------------------------------------------------------

1.3 "Software" shall mean the following Intel or third-party software in binary code form:

    --------------------------------------------------------------------------

1.4 "Maintenance Vendor" shall mean a third party who performs the service of duplicating the Software and Documentation on behalf of the Licensee for distribution by Licensee to customers.

2  DOCUMENTATION LICENSE
   ---------------------

2.1 DOCUMENTATION LICENSE GRANT.   Intel grants to Licensee a non-exclusive,
    world-wide, non-transferable, royalty-free license to:

    a) adapt the Documentation as necessary for use in conjunction with the Product(s), provided that modifications by Licensee do not render the Documentation incomplete or inaccurate.

    b) reproduce Documentation only for use in conjunction with Product(s);

    c) distribute Documentation only to Licensee customers who purchase the Product(s).

2.2 MARKINGS. The above rights are granted on the condition that Licensee either retains Intel's copyright notices as they appear in the Documentation, or replaces Intel's name with its own and replaces Intel's copyright notice with Licensee's copyright notice whenever it appears in the Documentation. Licensee's packaging shall indicate that the Documentation is intended for use only with Product(s).

2.3 THIRD PARTY DUPLICATION. The license grant does not include the right to permit Licensee's customers, agents, distributors, or any third party to reproduce the Documentation. Notwithstanding, Licensee may permit Licensee's Maintenance Vendors to reproduce Documentation, provided Licensee imposes the terms and conditions of this Agreement on such parties in writing, and provided Licensee agrees to indemnify and hold Intel harmless from any damage or loss arising from duplication of the Documentation under this Agreement by Licensee's third-party Maintenance Vendors.


3.  SOFTWARE LICENSE
    ----------------

3.1 SOFTWARE LICENSE GRANT. Subject to the terms and conditions set forth herein, Intel hereby grants to Licensee a world-wide, non-exclusive, nontransferable, royalty-free right to reproduce, market and distribute the Software, in object code form only, and only for use with the Product(s), and if shipped as software only, under terms and conditions substantially the same as those contained in Attachment 1A, Intel End User Software License Agreement.

3.2 Reproduction of Copyrights. Licensee shall reproduce and include Intel's or its vendor's copyright and proprietary legends in and on every copy, in any form of the Software.

3.3 Third Party Duplication. Intel grants Licensee the right to permit Licensee's Maintenance Vendors the right to reproduce the Software provided Licensee imposes the terms and conditions of this Agreement on such parties in writing, and provided Licensee agrees to indemnify and hold Intel harmless from any damage or loss arising from duplication of the Software under this Agreement by such Maintenance Vendors.

4.  NO OTHER LICENSE
    ----------------

4.1 No rights or licenses are granted by Intel to Licensee under this Agreement, expressly or by implication, with respect to any proprietary information or patent, copyright, trade secret or other intellectual property right owned or controlled by Intel or its vendors, except as expressly provided in this Agreement.

4.2 Licensee shall not reverse engineer, decompile, or disassemble the Software.

5.  OWNERSHIP
    ---------

    Intel or its vendors shall remain the sole owner(s) of all right, title and interest (including copyright and patent) in the Documentation and Software.

6   TERM AND TERMINATION
    --------------------

6.1 TERM OF AGREEMENT. Unless earlier terminated, this Agreement shall remain in effect for so long as Licensee uses the Software and Documentation according to the terms and conditions of this Agreement or until Intel's license rights in portions of the Software licensed from third-parties expires or is terminated.

6.2 TERMINATION FOR CONVENIENCE. Licensee may terminate this Agreement in its sole discretion on ninety (90) days written notice.

6.3 TERMINATION FOR DEFAULT. Intel may terminate this Agreement if Licensee defaults on any of its obligations hereunder, unless within thirty (30) days after written notice of such default, Licensee remedies the default.

6.4 EFFECT OF TERMINATION. Immediately after termination of this Agreement, Licensee shall discontinue all use and distribution of the Software and Documentation and shall, at Intel's option, either return or destroy all copies except for archive copies and copies that have been distributed to in compliance with this Agreement.

7   ADDITIONAL TERMS
    ----------------

7.1 Licensee will keep records required to verify compliance with the terms of this Agreement, including, without limitation, the number of copies made by Licensee of the Software. Intel may cause an audit of Licensee's records to verify Licensee's compliance with the terms hereof.

7.2 EXPORT CONTROL.   Licensee will not export the Software or the
    Documentation, either directly or indirectly, without first obtaining any required license or other approval from the U.S. Department of Commerce or any other United States agency.

7.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof. No amendments or modifications shall be effective unless in a writing signed by both parties.

Agreed:

INTEL CORPORATION                        LICENSEE


-------------------------------          -------------------------------
Signature                                Signature

-------------------------------          -------------------------------
Printed Name                             Printed Name

-------------------------------          -------------------------------
Title                                    Title

-------------------------------          -------------------------------
Date                                     Date

                                   ATTACHMENT 1A
                        END USER SOFTWARE LICENSE AGREEMENT

BY USING THIS SOFTWARE, YOU ARE AGREEING TO BE BOUND BY THE TERMS OF THIS AGREEMENT. DO NOT USE THIS SOFTWARE UNTIL YOU HAVE CAREFULLY READ AND AGREED TO THE FOLLOWING TERMS AND CONDITIONS. IF YOU DO NOT AGREE TO THE TERMS OF THIS AGREEMENT, PROMPTLY RETURN THE SOFTWARE PACKAGE AND ANY ACCOMPANYING ITEMS.

  IF YOU USE THIS SOFTWARE, YOU WILL BE BOUND BY THE TERMS OF THIS AGREEMENT.

LICENSE: Licensor grants you the right to use the enclosed software program (the "Software"). You will not use, copy, modify, rent, sell or transfer the Software or any portion thereof except as provided in this Agreement.

You may:

1.    Use the Software on a single computer;

2.    Copy the Software solely for backup or archival purposes.

TRANSFER: You may transfer the Software to another party if the receiving party agrees to the terms of this Agreement and you retain no copies of the Software and accompanying documentation. Transfer of the Software terminates your right to use the Software.

OWNERSHIP AND COPYRIGHT OF SOFTWARE: Title to the Software and all copies thereof remain with Licensor or its vendors. The Software is copyrighted and is protected by United States and international copyright laws. You will not remove the copyright notice from the Software. You agree to prevent any unauthorized copying of the Software.

WARRANTY: Licensor warrants that it has the right to license you to use the Software. The Software is provided "AS IS." Licensor warrants that the media on which the Software is furnished will be free from defects in material and workmanship for a period of one (1) year from the date of purchase. Upon return of such defective media, Licensor's entire liability and your exclusive remedy shall be the replacement of the Software.

THE ABOVE WARRANTIES ARE THE ONLY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

LIMITATION OF LIABILITY:    NEITHER LICENSOR NOR ITS VENDORS SHALL BE LIABLE
FOR ANY LOSS OF PROFITS, LOSS OF USE, LOSS OF DATA, INTERRUPTIONS OF BUSINESS, NOR FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER UNDER THIS AGREEMENT OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

TERMINATION OF THIS LICENSE: Licensor may terminate this license at any time if you are in breach of any of its terms and conditions. Upon termination, you will immediately destroy the Software or return all copies of the Software and documentation to Licensor.

U.S. GOVERNMENT RESTRICTED RIGHTS: The Software and documentation were developed at private expense and are provided with "RESTRICTED RIGHTS." Use, duplication, or disclosure by the Government is subject to restrictions as set forth in FAR 52.227-14 and DFAR 252.227-7013 ET SEQ. or its successor.

EXPORT LAWS: You agree that neither the Software nor the direct product thereof is intended to be shipped either directly or indirectly to country groups Q,S,W,Y,Z, Afghanistan or the People's Republic of China, unless a validated export license is obtained from the U.S. Department of Commerce.

APPLICABLE LAW: This Agreement is governed by the laws of the State of California and the United States, including patent and copyright laws. Any claim arising out of this Agreement will be brought in Santa Clara County, California.

[LOGO]

                       INTEL SOURCE CODE LICENSE AGREEMENT

INTEL CORPORATION ("Intel")
5200 NE Elam Young Parkway
Hillsboro, OR  97124

Licensee Name:         -------------------------------------------------------

Licensee Address       -------------------------------------------------------

                       -------------------------------------------------------

                       -------------------------------------------------------

Effective Date:        -------------------------------------------------------

Agreement Number:      -------------------------------------------------------


1    DEFINITIONS
     -----------

1.1 "Source Code" means the source code for the Licensed Program identified below, as provided to Licensee, and as modified by Licensee for use with Licensee Product.

1.2 "Object Code" means the executable or binary version of the Licensed Program identified below, as provided to Licensee, and as modified by Licensee for use with Licensee Product.

1.3 "Licensed Program" means the following software program in Source Code or Object Code format:

1.4 "Licensee Product" means the following products or classes of products manufactured and/or distributed by Licensee:

2    LICENSE GRANT AND RESTRICTIONS
     ------------------------------

2.1 Intel grants to Licensee only, and not to any subsidiary, affiliate, or independent contractor of Licensee, a revocable, non-exclusive, non-transferable, royalty-free license under copyrights and patents in or reading upon the Licensed Program which Intel owns or has authority to grant licenses of the scope set forth herein to use and create derivatives of the Licensed Program in the Source Code format, internally only, solely for enabling the Licensed Program to operate with Licensee Product and to reproduce the Licensed Program and Licensee created derivatives thereof solely for the purpose of compiling the Licensed Program into Object Code.

2.2 The Licensee has no right to distribute Source Code or Object Code under this license agreement. A separate Software Distribution and Documentation Duplication License Agreement ("SDDDLA") under which the Licensee has certain rights relating to reproduction and distribution of the Licensed Program in Object Code format must be signed.

2.3 No rights or licenses are granted by Intel or its vendors to Licensee, expressly, by implication, estoppel or otherwise, with respect to any proprietary information or patent, copyright, trade secret or other intellectual property right owned or controlled by Intel or its vendors, except as expressly provided in this Agreement.

2.4 No rights or licenses are granted by this Agreement, expressly or by implication, to use any trademark or trade name, or any word or mark similar thereto of Intel or its vendors, in connection with any products manufactured, used or sold by Licensee, or as part of Licensee's corporate, firm or trade name, or for any other purpose unless authorization is expressly given to Licensee in writing by Intel or its vendors.

2.5  The Parties acknowledge that title to and right to possess the
     Source Code  shall remain at all times in Intel or its vendors'
     corporation.   Further, the Parties acknowledge that Intel's vendor
     Phoenix Technologies Ltd.   is a third-party beneficiary of the rights
     and obligations of both Parties hereunder and agree that Phoenix Technologies Ltd. may, at its sole discretion, enforce such rights and obligations against either Party at law or in equity.

3    PROPRIETARY RIGHTS
     ------------------

3.1 The Licensed Program and all copies, in whole or in part are and shall remain the property of Intel or its vendor. Intel retains the royalty-free right to use, copy, modify, sublicense, and distribute the Licensed Program.

3.2 The Licensee owns any improvements which it makes to the Licensed Program. However, this does not grant the Licensee any new rights to the underlying Licensed Program. Derivatives which include code from the Licensed Program shall be subject to the restrictions of this License and the SDDDLA.

3.3 Jointly developed improvements, if any, shall be specified in writing in advance, and jointly owned.

4    CONFIDENTIALITY
     ---------------

4.1 Licensee agrees to receive and hold the Source Code in confidence. Licensee agrees to exercise the same degree of care in preventing the disclosure or unauthorized use of such Source Code as Licensee uses to protect its own proprietary information, but in no event less than reasonable care.. As a minimum protection, Licensee shall limit the disclosure of the Source Code to employees having a need to know such information, and shall not disclose the Source Code to any third party individual, corporation, independent contractor, consultant or other entity without the prior written consent of Intel. This obligation will not apply to any Source Code which is:

     a) published or otherwise available to the public other than by breach of this License Agreement by Licensee or

     b) rightfully received by Licensee from a third party without confidential limitations; or

     c) independently developed by Licensee by employees having no access to the Source Code; or

     d) rightfully known to Licensee prior to its first receipt of same from Intel; or

     e) hereinafter disclosed by Intel to a third party without restriction on disclosure.

4.2 Licensee may not disclose nor allow use of the Source Code to or by any of its groups, divisions or personnel involved in the development, marketing and distribution of BIOS products and related system software products on a stand-alone basis.

5    TERM AND TERMINATION
     --------------------

5.1 The term of this Agreement shall commence on the Effective Date, and shall continue for the shorter of the following time periods (i) if the parties have not yet signed a SDDDLA, then until Intel determines in its sole discretion that the Parties are unlikely to reach Agreement on a SDDDLA, (ii) until the termination or expiration of the SDDDLA, if one has been signed, or (iii) until Intel's license in portions of the Licensed Program licensed from vendors expires or is terminated.

5.2 Intel reserves the right to have audits conducted to verify compliance with this Agreement. In the event that Intel, in its sole discretion, determines that the Licensed Program is not being used by Licensee exclusively for the purposes set forth above, or if Licensee is in breach of any of the terms and conditions of this Agreement, Intel has the right to immediately terminate this Agreement, and revoke any and all licenses granted hereunder. In such event, Licensee agrees to immediately return all copies of the Source Code to Intel, and to discontinue distribution of Object Code.

5.3 Upon termination of this Agreement for any reason, the sections of this Agreement entitled Proprietary Rights and CONFIDENTIALITY shall remain in effect.

5.4 Upon termination of this Agreement for any reason, Licensee shall discontinue all use of, and at Intel's disretion either return or destroy all copies of, the Source Code. Notwithstanding the foregoing, Licensee may retain and continue to use a reasonable number of copies of the Source Code for support purposes only.

6    EXPORT CONTROL
     --------------

     Licensee agrees that any export or re-export of any Licensed Programs licensed or distributed under this Agreement shall be in compliance with the laws of the United States of America.

7    ASSIGNMENT, SALE OR TRANSFER
     ----------------------------

     Licensee may not assign or sublicense any rights hereunder without the prior written approval of Intel, and any attempt to assign or sublicensee any rights, duties or obligations hereunder without Intel's written consent will be void. Intel may assign all or any part of its rights or obligations without Licensee's consent.

8    GENERAL
     -------

8.1 Licensee acknowledges and agrees that, because of the highly confidential nature of the Source Code, any breach or threatened breach by Licensee of the provisions of this Agreement entitled License Grant and Restrictions and Confidentiality would cause irreparable harm to Intel and its vendors. Accordingly, Licensee agrees that Intel and/or its vendors will be entitled to preliminary injunctive relief to remedy any such breach or threatened breach.

8.2 This document, including its attachments, constitutes the entire agreement between the parties and supersedes all prior negotiations and agreements. No amendment to or modification of this Agreement will be valid and binding unless duly executed by the parties.


Agreed:


INTEL CORPORATION                        LICENSEE

-------------------------------          --------------------------------
Signature                                Signature

-------------------------------          --------------------------------
Printed Name                             Printed Name

-------------------------------          --------------------------------
Title                                    Title

-------------------------------          --------------------------------
Date                                     Date

                                  EXHIBIT D
                         DEVELOPMENT STATEMENT OF WORK

PHOENIX PRODUCT TRANSITION PROJECT

Phoenix will perform the work outlined in Section 13.

PHOENIX PRODUCTS TRAINING

Phoenix will provide training sessions to train up to [*] Intel BIOS engineers on the Phoenix Products as outlined below. Training will be made available at Intel's facility as soon as it is appropriately equiped for such training.


               Action                         Completion Date
               ---------                      ----------------

           First Training session             Week of [*] at
                                              Phoenix Irvine  training center
           Complete Intel formal training     [*] sessions at the Intel
                                              Oregon site to train up to [*]
                                              BIOS engineers by [*].

                                              Beyond [*], training for
                                              all of Intel's new hire BIOS
                                              engineers in [*] Phoenix's training
                                              sessions  at Phoenix training facility.


[*]

PHOENIX OREGON FACILITY

Phoenix will lease a facility in or around the Intel, Hillsborough facility for the Dedicated Engineering Team. This facility will be a fully equiped engineering lab with all the necessary networking and computer equipment to perform under this Agreement. Because of long lease and equipment lead times, temporary offices will have to be setup until a permanent facility can be established.


               Action                         Completion Date
               ---------                      ----------------

       Temporary office facility with         [*]
       telephones, basic computer
       equipment, etc.

       Permanent facility                     [*]

       Network --   Phase 1 : LAN at          [*]
                      Oregon site plus        (subject to telephone company
                      28.8kbps modem access   availability and installation)
                      to Irvine

                    Phase 2 : Add ISDN lines  [*]
                                              (subject to telephone company
                                              availability and installation)

                    Phase 3 : Add leased      [*]
                      line/ encrypted link    (subject to telephone company
                      to Intel and Irvine     availability and installation)



PHOENIX OREGON FACILITY STAFFING

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

Upon Agreement signing, Phoenix will detail the staffing plan for the new Oregon Dedicated Engineering Team facility. Phoenix will ramp up to an engineering staff of (20) twenty operating out of the Phoenix Oregon facility, as follows :


        Dedicated Engineering Team Headcount    Completion
        ------------------------------------    ----------
                 [ * ]                            3/31/96
                 [ * ]                            6/30/96
                 [ * ]                            9/30/96
                                                 12/31/96



At least [*] the Dedicated Engineers assigned during ramp up will have a minimum of [*] experience on BIOS development.

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

                                      EXHIBIT E

                              CERTIFICATES OF ORIGINALITY

The following Certificates of  Originality are incorporated by reference.

1. Certificate of Originality for certain Phoenix Build Tools (including Build.c, Crunch.exe, ASMmod), signed on behalf of Phoenix Technologies Limited by Philip T. Virga, Intellectual Property Manager, dated 12/13/95;

2. Certificate of Originality for Phoenix Card Manager 4.0 and Phoenix Card Manager 4.0 for Windows '95, signed on behalf of Phoenix Technologies Limited by Philip T. Virga, Intellectual Property Manager, dated 12/11/95;

3. Certificate of Originality for Phoenix BIOS 4.0, EISA Cores, PCI Cores, PNP Cores, Phoenix Miser/DT, ChipSet and I/O Modules, signed on behalf of Phoenix Technologies Limited by Philip T. Virga, Intellectual Property Manager, dated 12/13/95;

4. Certificate of Originality for Phoenix View and Phoenix Multikey, signed on behalf of Phoenix Technologies Limited by Philip T. Virga, Intellectual Property Manager, dated 12/13/95;

5. Certificate of Originality for PhDebug, Flash Utility, and System Essentials, signed on behalf of Phoenix Technologies Limited by Philip T. Virga, Intellectual Property Manager, dated 12/18/95.

                                      EXHIBIT F
                              MAINTENANCE AND SUPPORT

EMERGENCY SUPPORT

Key Phoenix personnel will be available to respond [*], to work with Intel personnel to support emergency problems in Intel Products (such as line-down) which may have been caused by Phoenix Products or Dedicated Developments or which may be solved by modifications in those Phoenix Products or Dedicated Developments used in those Intel Products. Nothing in this Section shall require Phoenix employees to perform in any manner that Intel does not expect of its own employees.

MAINTENANCE AND ROUTINE SUPPORT

During the term of this Agreement, for Intel Products marketed and distributed by Intel incorporating or using the Phoenix Products or Dedicated Developments provided to Intel by Phoenix hereunder, Phoenix will provide reasonable maintenance and support, as follows:

1. DOCUMENTATION.   Phoenix shall supply Intel with its support documentation
   necessary to enable Intel to provide first level support to Intel's
   customers.   In addition, Phoenix shall permit Intel on-line and other
   access to the internal buglist for Phoenix Products and Dedicated Developments or an equivalent database for the Phoenix Products and Dedicated Developments.

2. SUPPORT.  Phoenix shall make reasonable  efforts to supply Intel with second level support for the Tools listed in Exhibit A, Dedicated Developments and Phoenix Products as described in this Exhibit. Phoenix will provide telephone responses to Intel within [*] of receipt
   of Intel's telephone support questions.   Phoenix will be available to
   take Intel's support questions from  [*] Pacific Time (Standard
   or Daylight during the appropriate season).   If Intel, in its sole judgment
   and discretion, determines it cannot efficiently or effectively remedy a problem with a Tool, Phoenix Product or Dedicated Development in supporting its customers, Intel shall furnish Phoenix a problem report which shall identify and describe the problem using the following definitions:

FATAL:    condition which precludes all useful work from being done;

SEVERE IMPACT:   condition which precludes one or more major functions from being performed;

DEGRADATION:    condition which disables one or more non-essential functions;

MINIMAL IMPACT:  any other condition which requires correction.

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment

                                     EXHIBIT F
                       MAINTENANCE AND SUPPORT (CONTINUED)

Upon receiving a problem report from Intel and unless the parties otherwise agree in writing, Phoenix shall respond and correct the problem in accordance with the following table:


                                                  Written
                                              acknowledgment of          Patch, work around,        Formal fix, update
                                               problem report          temporary fix, bug fix,       fix, upgrade, or
Priority             Description             delivered to Intel         or update release              enhancement
-------------     -------------------      -----------------------     ---------------------       -------------------

Fatal             Condition which                  [*]                   Constant effort by            [*]
                  precludes all useful                                   highly qualified Phoenix
                  work from being                                        personnel until relief is
                  done                                                   provided, but not more
                                                                         than [*].

Severe Impact     Condition which                  [*]                   Constant effort by            [*]

                  precludes one or more                                  highly qualified Phoenix
                  major functions from                                   personnel until relief is
                  being performed                                        provided, but not more
                                                                         than [*].

Degradation       Condition which                  [*]                   [*]                           [*]
                  disables one or more
                  non-essential functions



Minimal           Any other condition              [*]                   [*]                           [*]
Impact            which requires
                  correction



3. Intel Assistance: To assist Phoenix in providing the most effective responsiveness to trouble reporting and solution, Intel will provide access (which at Intel's option, may be on-site at Intel) to at least two (2) systems in which the problems can be reproduced (if Phoenix does not have such systems available), and access to Intel's hardware and software debugging resources, if Phoenix so requests.

4. Down Revisions. Unless otherwise agreed by the Parties, twelve (12) months after Phoenix ceases to ship a version of a Phoenix Product or Dedicated Development to any third party, the previous version need no longer be supported by Phoenix.

5.  Bug Fixes.   If Phoenix discovers any bugs in the technology delivered to
Intel hereunder, Phoenix shall report them to Intel. If Phoenix creates a bug fix or maintenance release of the related technology, Phoenix shall make the bug fix available to Intel no later than it is made available to any third party.

The portions marked by [*] have been omitted and filed separately with the SEC pursuant to a request for confidential treatment